Exhibit 4.4

CERTIFICATE OF CORPORATE CONVERSION

of

[CAYMAN COMPANY NAME]
(Cayman Islands Exempted Company to Texas Corporation)

This Certificate of Corporate Conversion (this “Certificate of Conversion”) is being executed and filed pursuant to Subchapter C of Chapter 10 of the Texas Business Organizations Code (the “TBOC”) and applicable provisions of the Companies Act (As Revised) of the Cayman Islands.

1. Converting Entity

The name of the converting entity is [CAYMAN COMPANY NAME], an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Cayman Company”).

2. Converted Entity

The Cayman Company is converting into a for-profit corporation organized under the laws of the State of Texas, which, upon the effectiveness of the conversion, shall be named [TEXAS COMPANY NAME] (the “Texas Corporation”).

3. Jurisdiction and Statutory Authority

The conversion is being effected pursuant to:

(a)	Subchapter C of Chapter 10 of the TBOC; and

(b)	Applicable provisions of the Companies Act (As Revised) of the Cayman Islands.

4. Continuation of Existence

Upon the effectiveness of the conversion:

(a)	the Texas Corporation shall be deemed to be the same entity as the Cayman Company;

(b)	the conversion shall constitute a continuation of the existence of the Cayman Company in the form of the Texas Corporation; and

(c)	the Texas Corporation shall succeed to all of the rights, privileges, immunities, powers, and property of the Cayman Company and shall be subject to all of the debts, liabilities, and obligations of the Cayman Company, in each case as provided by applicable law.

5. Governing Documents

Upon the effectiveness of the conversion:

(a)	the Certificate of Formation of the Texas Corporation, filed concurrently with this Certificate of Conversion, shall be the Certificate of Formation of the Texas Corporation; and

(b)	the bylaws adopted by the board of directors of the Texas Corporation shall be the bylaws of the Texas Corporation.

6. Effect on Securities

Upon the effectiveness of the conversion, each issued and outstanding security of the Cayman Company shall be converted into the right to receive securities of the Texas Corporation in accordance with the terms and conditions set forth in the Plan of Conversion and the other applicable transaction documents, as described in the Registration Statement on Form S-4 of which this Certificate of Conversion is filed as an exhibit.

7. Effective Time

The conversion shall become effective at [●] [a.m./p.m.] Central Time on [●], 20[●] (the “Effective Time”), or at such later time as may be specified in accordance with applicable law.

8. Approval

The conversion has been duly authorized and approved in accordance with:

(a)	the Companies Act (As Revised) of the Cayman Islands;

(b)	the memorandum and articles of association of the Cayman Company;

(c)	the Texas Business Organizations Code; and

(d)	all other applicable laws

IN WITNESS WHEREOF, this Certificate of Corporate Conversion has been executed as of [●], 20[●].

[CAYMAN COMPANY NAME]

an exempted company incorporated with limited liability under the laws of the Cayman Islands

By:
Name:
Title: